Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter and Full Year 2017 Results

Returns $326 million to shareholders in 2017
Repurchases 16 percent of total shares outstanding

Announces increase in quarterly dividend to $0.40 per share

ST. LOUIS, February 13, 2018 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $81.3 million, or $3.64 per diluted share, in the fourth quarter of 2017, compared with net income of  $33.4 million, or $1.31 per diluted share, in the prior-year period. The company reported adjusted earnings before interest, taxes, depreciation, depletion, amortization, reorganization items and early debt extinguishment charges (“adjusted EBITDAR”) (1) of $97.6 million in the fourth quarter of 2017, a slight increase versus a year ago. Fourth quarter revenues reached $560.2 million on 23.5 million tons of coal sales. Arch’s net tax benefit of $34.8 million results primarily from the benefit associated with the alternative minimum tax (AMT) credits that became refundable under the Tax Cuts and Jobs Act.

For the first full year since its public relisting, Arch reported net income of $238.5 million, or $9.84 per diluted share. Annual revenues topped $2.3 billion and the company reported $417.8 million of adjusted EBITDAR, reflecting Arch’s ability to leverage its diverse asset base to capitalize on strong coking and international thermal coal markets.

“We are proud of the financial results achieved in 2017 as well as the positive strides we have taken to reward our shareholders, bolster our financial foundation, streamline our operating portfolio and expand our global customer base,” said John W. Eaves, Arch’s chief executive officer. “Moreover, we are pleased with our solid fourth quarter performance, which benefitted from improved performance at our metallurgical mines, strong execution at our Other Thermal operations and positive momentum in international coking and thermal coal markets. While severe winter weather at year-end resulted in lower than anticipated metallurgical shipments, we expect to make up those tons in the first half of 2018.”

(1)  Adjusted EBITDAR is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

Capital Allocation Update and Financial Position

During the quarter, Arch continued to execute upon its share repurchase program, purchasing 1.1 million shares of common stock, representing 4.2 percent of shares outstanding, at a total cost of $84 million and an average price of $79.73 per share. The fourth quarter purchases include the previously announced stock purchase transaction with Monarch Alternative Capital in early December.

In total, over the course of 2017, Arch purchased approximately 4 million shares of common stock, representing nearly 16 percent of shares outstanding, at a total cost of $302 million. At year-end, the company had up to $198 million remaining for share repurchases under the existing authorization.

In addition, the company paid $7.6 million in cash dividends to shareholders during the fourth quarter of 2017, and $24.4 million during the course of 2017.

“Arch had a strong finish to 2017, completing a number of initiatives to enhance its financial position and increase shareholder value,” said John T. Drexler, Arch’s chief financial officer. “In addition to returning excess capital to our shareholders, we successfully refinanced and repriced our term loan during the year, trimmed our annual interest expense, and reduced both our collateral requirements and restricted cash balance.”

Today, Arch’s board of directors announced that it has approved an increase in the company’s quarterly dividend to $0.40 per share from $0.35 per share. The board believes this to be a sustainable level through all stages of the dynamic market cycle. The next quarterly cash dividend payment of $0.40 per common share is scheduled to be paid on March 15, 2018 to stockholders of record at the close of business on March 5, 2018.

In the short time period since the capital allocation program was introduced, Arch has provided more than $326 million to shareholders through share buybacks and dividends.

“Arch’s ongoing repurchase activity and the announced increase in our quarterly dividend is in alignment with our goal of consistently providing strong shareholder returns while maintaining sufficient liquidity,” said Drexler.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

The passage of the Tax Cuts and Jobs Act was a significant positive for Arch. The elimination of the corporate AMT will allow Arch to realize all of its remaining AMT credits, resulting in a tax benefit of $35 million in the fourth quarter. Arch filed carryback claims for a portion of those AMT credits in the fourth quarter and a $24.3 million refund was received in January. The remaining $10.7 million of credits will be refunded between 2018 and 2022.  Going forward, Arch believes that the reduction in the corporate tax rate, elimination of the AMT, and the company’s large net operating loss position should result in a cash tax rate of effectively zero for the foreseeable future.

Arch’s cash and short-term investments totaled $429 million at December 31, 2017. At quarter-end, Arch’s debt level totaled $333 million, inclusive of the term loan, equipment financing and other debt. The company generated $396 million in cash provided by operating activities for full year 2017, while capital expenditures totaled $59 million, resulting in $337 million of free cash flow(2).

Operational Results

“As expected, our Leer and Mountain Laurel mines rebounded well from the geologic challenges experienced in the third quarter of 2017, and each of Arch’s operating segments made a significant contribution in the quarter just ended,” said Paul A. Lang, Arch’s president and chief operating officer. “In particular, we were successful in achieving higher price realizations, good cost containment and expanded margins in our Metallurgical and Other Thermal segments.”

	Metallurgical
	4Q17	3Q17	4Q16	FY17

Tons sold (in millions)	1.8	2.2	2.4	8.2
Coking	1.5	1.8	1.7	6.4
PCI	—	0.1	0.2	0.5
Thermal	0.3	0.3	0.5	1.3
Coal sales per ton sold	$90.82	$88.60	$65.61	$90.17
Coking	$101.76	$99.21	$75.36	$102.36
PCI	—	$69.01	$54.78	$69.41
Thermal	$25.92	$34.65	$36.86	$39.21
Cash cost per ton sold	$59.50	$64.46	$52.98	$60.76
Cash margin per ton	$31.32	$24.14	$12.63	$29.41

Coal sales per ton sold and cash cost per ton sold is defined and reconciled under “Reconciliation of non-GAAP measures”

Mining complexes included in this segment are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel

Lone Mountain is included through September 14, 2017, the date of divestiture

In the Metallurgical segment, coking coal volumes declined 17 percent when compared with the third quarter due to severe weather in the country’s eastern half during December that affected rail service as well as unloading operations at East Coast export facilities. Despite this short-term interruption in the Metallurgical segment, Arch’s fourth quarter cash margin per ton expanded 30 percent to $31.32 compared to $24.14 for the prior-quarter period. Average coking coal realizations were lifted by stronger pricing on index-linked tons that priced during the period. Fourth quarter segment cash cost per ton sold declined 8 percent when compared to the third quarter of 2017, driven primarily by normalized mining operations at the company’s two longwall mines and good cost control at the other two operations in the segment. The decrease in segment cash cost per ton sold was offset to some degree by the decline in quarterly volumes.

(2)  Free Cash Flow is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

Excluding Lone Mountain, which was sold in the third quarter, full year cash cost per ton sold for the segment would have been $59.24.

	Powder River Basin
	4Q17	3Q17	4Q16	FY17

Tons sold (in millions)	19.5	21.7	21.8	80.6
Coal sales per ton sold	$12.32	$12.51	$12.41	$12.49
Cash cost per ton sold	$10.78	$10.27	$9.88	$10.53
Cash margin per ton	$1.54	$2.24	$2.53	$1.96

Coal sales per ton sold and cash cost per ton sold is defined and reconciled under “Reconciliation of non-GAAP measures”

Mining complexes included in this segment are Black Thunder and Coal Creek

In the Powder River Basin, fourth quarter 2017 sales volumes declined 2.2 million tons as a result of weak thermal demand driven by still-inflated utility stockpiles and a slow start to winter. Average sales price declined modestly when compared with the third quarter of 2017, reflecting lower pricing on market and index-priced tons and customer shipment mix, while segment cash cost per ton sold increased $0.51 over the same time period. Higher cash cost per ton sold was driven by reduced volumes as well as higher diesel fuel costs.

	Other Thermal
	4Q17	3Q17	4Q16	FY 17

Tons sold (in millions)	2.3	2.3	2.5	9.2
Coal sales per ton sold	$35.43	$35.08	$34.01	$34.85
Cash cost per ton sold	$24.88	$26.05	$21.79	$24.20
Cash margin per ton	$10.55	$9.03	$12.22	$10.65

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures”

Mining complexes included in this segment are Coal-Mac, Viper and West Elk

In the Other Thermal segment, fourth quarter cash margins were $10.55 per ton, an increase of 17 percent versus the third quarter, primarily driven by the region’s strong cost performance.  Sales volumes were flat during the quarter over the same time period, as they continued to benefit from robust demand in global thermal markets coupled with steady shipments to Viper’s baseload customer. Average sales price increased modestly compared to the prior-quarter period, reflecting a favorable mix of customer shipments and attractive pricing on export business. Notably, West Elk and Coal-Mac exported approximately 2.6 million tons into the seaborne thermal market during the year — the highest volume to be shipped for export from those operations since 2013. Arch expects to capitalize on this seaborne opportunity in 2018 as well.

Key Market Developments

Coking Coal Markets

•      Metallurgical coal continues to trade in a very strong range. High-Vol A prices off the

U.S. East Coast, as assessed by Platts, currently stand at $214.50 per metric ton.

•                  Moreover, High-Vol A reclaimed its premium over Low-Vol coals in late December, with a $19 per metric ton advantage as currently assessed.  The spread between high-vol coals has widened as well, with High-Vol A commanding a $70 per metric ton premium over High-Vol B presently.

•                  Overall, Arch believes the global metallurgical market is in healthy balance. As seen repeatedly in recent months, even small supply disruptions or demand bumps continue to translate into significant price moves. Most recently, logistical challenges in Australia, continued supply pressures in China and buoyant steel markets have acted to support metallurgical pricing.

•                  Looking ahead, Arch expects metallurgical markets to remain in relative equilibrium throughout 2018.

Thermal Coal Markets

•                  International thermal markets remain strong on growing Asian demand, with prompt month Newcastle prices at just under $100 per metric ton — a favorable level for Arch’s West Elk operation.

•                  In the domestic markets, heating degree days year to date are up more than 15 percent over 2017 levels.

•                  Arch believes coal stockpiles declined by an estimated 5 million tons in January — and are down by a total of 65 million tons since the beginning of 2016. However, they are still 20 million to 30 million tons higher than target — at an estimated 130 million tons at the end of January.

•                  Powder River Basin prices have moved sideways in recent months, reflecting comfortable stockpile levels and limited buying activity. However, Arch continues to believe that U.S. generators have a significant amount of tonnage to buy for the remainder of 2018, and expects increased activity as we progress through the first half of the year.

2018 Outlook

The company is initiating full year sales volume guidance for 2018. Based on current expectations, Arch expects total sales of between 92 million and 99 million tons, a level in line with the company’s 2017 sales volumes. Included in this range are projected sales of between 6.4 million and 7.0 million tons of metallurgical coal.

On the metallurgical side, Arch has committed select volumes at strong pricing with its North American customer base. Arch also has a large percentage of its 2018 coking coal either committed and subject to market pricing or still available, which will allow it to capitalize on strong seaborne coking coal market dynamics. At the expected midpoint of its volume guidance level, Arch is nearly 65 percent committed on coking coal sales for the full year, with approximately 60 percent of that committed volume exposed to market-based pricing. Arch expects that approximately 80 percent of its metallurgical production will be sold to international steelmakers.

Arch expects to sell between 86 million and 92 million tons of thermal coal in 2018. At the midpoint of guidance, Arch’s thermal sales are approximately 82 percent committed for full year 2018.

Arch currently anticipates that cash cost per ton sold in the Metallurgical and Powder River Basin segments will be similar to 2017 levels. The Other Thermal segment’s cash cost per ton sold is expected to be higher, adjusted for anticipated production mix between the mines in the segment.

“Looking ahead, given the company’s low-cost operational profile and leverage to the upside potential of coal markets, Arch is exceptionally positioned to capitalize on positive fundamentals in international coking and thermal coal markets and the eventual recovery in domestic thermal markets,” said Eaves. “We firmly believe Arch’s diversified asset base, strategic marketing plan, talented and experienced workforce and strong balance sheet should enable the company to create significant value for our shareholders, earn substantial returns and generate considerable free cash flow in the future.”

	2018 (3)
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	6.4	-	7.0
Thermal	86.0	-	92.0
Total	92.4	-	99.0

Metallurgical (in millions of tons)
Committed, Priced Coking	1.7			$103.96
Committed, Unpriced Coking	2.6
Total Committed Coking	4.3

Committed, Priced Thermal Byproduct	0.5			$30.43
Committed, Unpriced Thermal Byproduct	—
Total Committed Thermal Byproduct	0.5

Average Metallurgical Cash Cost				$55.50	-	$60.50

Powder River Basin (in millions of tons)
Committed, Priced	62.1			$11.95
Committed, Unpriced	2.3
Total Committed	64.4
Average Cash Cost				$10.45	-	$10.95

Other Thermal (in millions of tons)
Committed, Priced	7.7			$36.88
Committed, Unpriced	—
Total Committed	7.7
Average Cash Cost				$27.50	-	$31.50

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$115	-	$120
Sales Contract Amortization				$11	-	$12
ARO Accretion				$27	-	$29
S,G&A				$83	-	$90
Interest Expense				$17	-	$19
Capital Expenditures				$80	-	$90
Tax Provision (%)	Approximately 0%

(3)  The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items for this non-GAAP measure are transportation costs, which are a component of GAAP revenues and cost of sales; the impact of hedging activity related to commodity purchases that do not receive hedge accounting; and idle and administrative costs that are not included in a reportable segment. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2018.

A conference call regarding Arch Coal’s fourth quarter and full year 2017 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors, and the Tax Cuts and Jobs Act and other tax reforms; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Successor		Successor	Predecessor
	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016
	(Unaudited)	(Unaudited)

Revenues	$560,244	$2,324,623	$575,688	$1,398,709

Costs, expenses and other operating
Cost of sales	451,221	1,843,093	470,644	1,264,464
Depreciation, depletion and amortization	27,928	122,464	32,604	191,581
Accretion on asset retirement obligations	7,383	30,209	7,634	24,321
Amortization of sales contracts, net	11,082	53,985	796	(728)
Change in fair value of coal derivatives and coal trading activities, net	4,477	7,222	396	2,856
Asset impairment and mine closure costs	—	—	—	129,267
Selling, general and administrative expenses	23,100	86,821	22,836	59,343
Gain on sale of Lone Mountain Processing, Inc.	277	(21,297)	—	—
Other operating income, net	(16,175)	(30,270)	(5,340)	(15,257)
	509,293	2,092,227	529,570	1,655,847

Income (loss) from operations	50,951	232,396	46,118	(257,138)

Interest expense, net
Interest expense	(5,505)	(26,905)	(11,241)	(135,888)
Interest and investment income	560	2,649	487	2,653
	(4,945)	(24,256)	(10,754)	(133,235)

Income (loss) before nonoperating expenses	46,006	208,140	35,364	(390,373)

Nonoperating income (loss)
Net loss resulting from early retirement of debt and debt restructuring	—	(2,547)	—	(2,213)
Reorganization items, net	494	(2,398)	(759)	1,630,041
	494	(4,945)	(759)	1,627,828

Income before income taxes	46,500	203,195	34,605	1,237,455
Provision for (benefit from) income taxes	(34,771)	(35,255)	1,156	(4,626)

Net income	$81,271	$238,450	$33,449	$1,242,081

Net income per common share
Basic EPS	$3.75	$10.05	$1.34	N/A
Diluted EPS	$3.64	$9.84	$1.31	N/A

Weighted average shares outstanding
Basic weighted average shares outstanding	21,653	23,725	25,002	N/A
Diluted weighted average shares outstanding	22,333	24,240	25,469	N/A

Dividends declared per common share	$0.35	$1.05	$—	$—

Adjusted EBITDAR (A) (Unaudited)	$97,621	$417,757	$94,497	$87,303
Adjusted diluted income per common share (A)	$4.12	$11.36	$1.65	N/A

(A) Adjusted EBITDAR and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$273,387	$305,372
Short term investments	155,846	88,072
Restricted cash	—	71,050
Trade accounts receivable	172,604	184,483
Other receivables	29,771	19,877
Inventories	128,960	113,462
Other current assets	70,426	96,306
Total current assets	830,994	878,622

Property, plant and equipment, net	955,948	1,053,603

Other assets
Equity investments	106,107	96,074
Other noncurrent assets	86,583	108,298
Total other assets	192,690	204,372
Total assets	$1,979,632	$2,136,597

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$134,137	$95,953
Accrued expenses and other current liabilities	184,161	205,240
Current maturities of debt	15,783	11,038
Total current liabilities	334,081	312,231
Long-term debt	310,134	351,841
Asset retirement obligations	308,855	337,227
Accrued pension benefits	14,036	38,884
Accrued postretirement benefits other than pension	102,369	101,445
Accrued workers’ compensation	184,835	184,568
Other noncurrent liabilities	59,457	63,824
Total liabilities	1,313,767	1,390,020

Stockholders’ equity
Common Stock	250	250
Paid-in capital	700,125	688,424
Retained earnings	247,232	33,449
Treasury stock, at cost	(302,109)	—
Accumulated other comprehensive income	20,367	24,454
Total stockholders’ equity	665,865	746,577
Total liabilities and stockholders’ equity	$1,979,632	$2,136,597

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Successor	Successor	Predecessor
	Twelve Months Ended December 31, 2017	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016
	(Unaudited)
Operating activities
Net income	$238,450	$33,449	$1,242,081
Adjustments to reconcile to cash provided by (used in) operating activities:
Depreciation, depletion and amortization	122,464	32,604	191,581
Accretion on asset retirement obligations	30,209	7,634	24,321
Amortization of sales contracts, net	53,985	796	(728)
Prepaid royalties expensed	2,905	2,587	4,791
Deferred income taxes	(21,965)	3	(419)
Employee stock-based compensation expense	10,437	1,032	2,096
Gains on disposals and divestitures	(24,327)	(485)	(6,628)
Asset impairment and noncash mine closure costs	—	—	119,194
Net loss resulting from early retirement of debt and debt restructuring	2,547	—	2,213
Non-cash bankruptcy reorganization items	—	—	(1,775,910)
Amortization relating to financing activities	3,736	467	12,800
Changes in:
Receivables	8,370	(22,196)	(42,786)
Inventories	(19,626)	24,870	34,440
Accounts payable, accrued expenses and other current liabilities	17,173	34,129	15,316
Income taxes, net	(6,834)	1,371	(4,216)
Other	(21,051)	(32,069)	(46,364)
Cash provided by (used in) operating activities	396,473	84,192	(228,218)

Investing activities
Capital expenditures	(59,205)	(15,214)	(82,434)
Minimum royalty payments	(5,296)	(63)	(305)
Proceeds from (consideration paid for) disposals and divestitures	12,920	572	(2,921)
Purchases of short term investments	(258,948)	—	(98,750)
Proceeds from sales of short term investments	190,064	23,000	187,006
Investments in and advances to affiliates, net	(10,173)	(823)	(3,441)
Withdrawals of restricted cash	70,836	10,512	15,979
Cash provided by (used in) investing activities	(59,802)	17,984	15,134

Financing activities
Proceeds from issuance of term loan due 2024	298,500	—	—
Payments to extinguish term loan due 2021	(325,684)	(816)	—
Payments on term loan due 2024	(2,250)	—	—
Net payments on other debt	(694)	3,374	(11,986)
Debt financing costs	(10,149)	—	(23,011)
Net loss resulting from early retirement of debt and debt restructuring	(2,360)	—	(2,213)
Dividends paid	(24,369)	—	—
Purchases of treasury stock	(301,512)	—	—
Other	(138)	151	—
Cash provided by (used in) financing activities	(368,656)	2,709	(37,210)

Increase (decrease) in cash and cash equivalents	(31,985)	104,885	(250,294)
Cash and cash equivalents, beginning of period	305,372	200,487	450,781

Cash and cash equivalents, end of period	$273,387	$305,372	$200,487

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,	December 31,
	2017	2016
	(Unaudited)

Term loan due 2024 ($297.8 million face value)	$296,435	$—
Term loan due 2021 ($325.7 million face value)	—	325,684
Other	36,514	37,195
Debt issuance costs	(7,032)	—
	325,917	362,879
Less: current maturities of debt	15,783	11,038
Long-term debt	$310,134	$351,841

Calculation of net debt
Total debt (excluding debt issuance costs)	$332,949	$362,879
Less liquid assets:
Cash and cash equivalents	273,387	305,372
Short term investments	155,846	88,072
	429,233	393,444
Net debt	$(96,284)	$(30,565)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended December 31, 2017		Three Months Ended September 30, 2017		October 2, 2016 through December 31, 2016		Twelve Months Ended December 31, 2017
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	19.5		21.7		21.8		80.6

Segment Sales	$239.9	$12.32	$271.7	$12.51	$270.9	$12.41	$1,006.8	$12.49
Segment Cash Cost of Sales	209.9	10.78	223.1	10.27	215.5	9.88	849.0	10.53
Segment Cash Margin	30.0	1.54	48.6	2.24	55.4	2.53	157.7	1.96

Metallurgical
Tons Sold	1.8		2.2		2.4		8.2

Segment Sales	$164.1	$90.82	$196.8	$88.60	$160.2	$65.61	$738.6	$90.17
Segment Cash Cost of Sales	107.5	59.50	143.2	64.46	129.4	52.98	497.7	60.76
Segment Cash Margin	56.6	31.32	53.6	24.14	30.8	12.63	240.9	29.41

Other Thermal
Tons Sold	2.3		2.3		2.5		9.2

Segment Sales	$80.1	$35.43	$81.6	$35.08	$85.4	$34.01	$320.8	$34.85
Segment Cash Cost of Sales	56.3	24.88	60.6	26.05	54.7	21.79	222.7	24.20
Segment Cash Margin	23.9	10.55	21.0	9.03	30.7	12.22	98.1	10.65

Total Segment Cash Margin	$110.4		$123.3		$116.9		$496.7

Selling, general and administrative expenses	(23.1)		(21.1)		(22.8)		(86.8)
Liquidated damages under export logistics contracts	—		—		—		—
Other	10.3		2.1		0.4		7.9

Adjusted EBITDAR	$97.6		$104.3		$94.5		$417.8

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the statement of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$244,191	$195,661	$109,100	$11,292	$560,244
Other revenues	—	—	—	—	—
Coal Sales	$244,191	$195,661	$109,100	$11,292	$560,244
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	182	—	$182
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	11,291	11,291
Transportation costs	4,306	31,545	$28,771	1	64,623
Non-GAAP Segment coal sales revenues	$239,885	$164,116	$80,147	$—	$484,149
Tons sold	19,473	1,807	2,262
Coal sales per ton sold	$12.32	$90.82	$35.43

Quarter ended September 30, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$275,999	$238,946	$93,859	$4,734	$613,539
Other revenues	—	—	—	—	—
Coal Sales	$275,999	$238,946	$93,859	$4,734	$613,539
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	19	—	$19
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	3,720	3,720
Transportation costs	4,291	42,170	$12,239	1,014	59,714
Non-GAAP Segment coal sales revenues	$271,708	$196,776	$81,602	$—	$550,086
Tons sold	21,713	2,221	2,326
Coal sales per ton sold	$12.51	$88.60	$35.08

October 2 through December 31, 2016 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$275,702	$200,378	$97,382	$2,226	$575,688
Other revenues	—	—	—	—	—
Coal Sales	$275,702	$200,378	$97,382	$2,226	$575,688
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	(112)	—	$(112)
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	2,181	2,181
Transportation costs	4,825	40,171	$12,130	45	57,171
Non-GAAP Segment coal sales revenues	$270,877	$160,207	$85,364	$—	$516,448
Tons sold	21,824	2,442	2,510
Coal sales per ton sold	$12.41	$65.61	$34.01

Year ended December 31, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Revenues in the consolidated statements of operations	$1,024,197	$887,839	$396,504	$16,083	$2,324,623
Other revenues	—	—	—	—	—
Coal Sales	$1,024,197	$887,839	$396,504	$16,083	$2,324,623
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	200	—	$200
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	15,061	15,061
Transportation costs	17,437	149,212	$75,491	1,022	243,162
Non-GAAP Segment coal sales revenues	$1,006,760	$738,627	$320,813	$—	$2,066,200
Tons sold	80,604	8,192	9,205
Coal sales per ton sold	$12.49	$90.17	$34.85

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the statement of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Cost of sales in the consolidated statements of operations	$214,006	$139,059	$85,038	$13,119	$451,221
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(229)	—	—	—	(229)
Transportation costs	4,306	31,545	28,771	1	64,623
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	11,405	11,405
Fresh start coal inventory fair value adjustment	—	—	—	—	—
Other (operating overhead, certain actuarial, etc.)	—	—	—	1,712	1,712
Non-GAAP Segment cash cost of coal sales	$209,929	$107,514	$56,267	$—	$373,709
Tons sold	19,473	1,807	2,262
Cash cost per ton sold	$10.78	$59.50	$24.88

Quarter ended September 30, 2017 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

GAAP Cost of sales in the consolidated statements of operations	$226,449	$185,321	$72,832	$10,823	$495,424
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(921)	—	—	—	(921)
Transportation costs	4,291	42,170	12,239	1,014	59,714
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	7,979	7,979
Fresh start coal inventory fair value adjustment	—	—	—	—	—
Other (operating overhead, certain actuarial, etc.)	—	—	—	1,829	1,829
Non-GAAP Segment cash cost of coal sales	$223,079	$143,151	$60,593	$—	$426,822
Tons sold	21,713	2,221	2,326
Cash cost per ton sold	$10.27	$64.46	$26.05

October 2 through December 31, 2016 (In thousands)	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated

Cost of sales in the consolidated statements of operations	$220,714	$169,532	$66,811	$13,586	$470,644
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	363	—	—	—	363
Transportation costs	4,825	40,171	12,130	45	57,171
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	5,853	5,853
Fresh start coal inventory fair value adjustment	—	—	—	7,345	7,345
Other (operating overhead, certain actuarial, etc.)	—	—	—	344	344
Reported segment cost of coal sales	$215,526	$129,361	$54,681	$—	$399,568
Tons sold	21,824	2,442	2,510
Cash cost per ton sold	$9.88	$52.98	$21.79

Year ended December 31, 2017	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

Cost of sales in the consolidated statements of operations	$863,836	$646,911	$298,229	$34,118	$1,843,093
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(2,645)	—	—	—	(2,645)
Transportation costs	17,437	149,212	75,491	1,022	243,162
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	28,065	28,065
Fresh start coal inventory fair value adjustment	—	—	—	—	—
Other (operating overhead, certain actuarial, etc.)	—	—	—	5,031	5,031
Reported segment cost of coal sales	$849,044	$497,699	$222,738	$—	$1,569,480
Tons sold	80,604	8,192	9,205
Cash cost per ton sold	$10.53	$60.76	$24.20

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Adjusted EBITDAR

Adjusted EBITDAR is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and reorganization items, net. Adjusted EBITDAR may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDAR is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDAR are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDAR should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDAR to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDAR may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDAR.

	Successor		Successor	Predecessor
	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$81,271	$238,450	$33,449	$1,242,081
Provision for (benefit from) income taxes	(34,771)	(35,255)	1,156	(4,626)
Interest expense, net	4,945	24,256	10,754	133,235
Depreciation, depletion and amortization	27,928	122,464	32,604	191,581
Accretion on asset retirement obligations	7,383	30,209	7,634	24,321
Amortization of sales contracts, net	11,082	53,985	796	(728)
Asset impairment and mine closure costs	—	—	—	129,267
Gain on sale of Lone Mountain Processing, Inc.	277	(21,297)	—	—
Net loss resulting from early retirement of debt and debt restructuring	—	2,547	—	2,213
Reorganization items, net	(494)	2,398	759	(1,630,041)
Fresh start coal inventory adjustment	—	—	7,345	—

Adjusted EBITDAR	$97,621	$417,757	$94,497	$87,303

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Adjusted net income (loss) and adjusted diluted income (loss) per share

Adjusted net income (loss) and adjusted diluted income (loss) per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  Adjusted net income (loss) and adjusted diluted income (loss) per common share may also be adjusted for items that may not reflect the trend of future results.  We believe that adjusted net income (loss) and adjusted diluted income (loss) per common share better reflect the trend of our future results by excluding transactions that are not indicative of the Company’s core operating performance. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income (loss) and adjusted diluted income (loss) per share should not be considered in isolation, nor as an alternative to net income (loss) or diluted income (loss) per common share under generally accepted accounting principles.

	Successor		Successor	Predecessor
	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$81,271	$238,450	$33,449	$1,242,081

Amortization of sales contracts, net	11,082	53,985	796	(728)
Asset impairment and mine closure costs	—	—	—	129,267
Gain on sale of Lone Mountain Processing, Inc.	277	(21,297)	—	—
Net loss resulting from early retirement of debt and debt restructuring	—	2,547	—	2,213
Reorganization items, net	(494)	2,398	759	(1,630,041)
Fresh start coal inventory adjustment	—	—	7,345	—
Tax impact of adjustment	(217)	(753)	(287)	262

Adjusted net income (loss)	$91,919	$275,330	$42,062	$(256,946)

Diluted weighted average shares outstanding	22,333	24,240	25,469	N/A

Diluted income per share	$3.64	$9.84	$1.31	N/A

Amortization of sales contracts, net	0.50	2.23	0.03	N/A
Asset impairment and mine closure costs	—	—	—	N/A
Gain on sale of Lone Mountain Processing, Inc.	0.01	(0.88)	—	N/A
Net loss resulting from early retirement of debt and debt restructuring	—	0.11	—	N/A
Reorganization items, net	(0.02)	0.10	0.03	N/A
Fresh start coal inventory adjustment	—	—	0.29
Tax impact of adjustments	(0.01)	(0.04)	0.28	N/A
Adjusted diluted income per share	$4.12	$11.36	$1.65	N/A

Free Cash Flow

Free cash flow is defined as cash provided by (used in) operating activities less cash used for capital expenditures.  Free cash flow is used by management as a measure of the Company’s ability to generate excess cash flow from our core business operations.  Free cash flow should not be considered in isolation or as an alternative to similar measures under generally accepted accounting principles.

	Successor	Successor	Predecessor
	Twelve Months Ended December 31, 2017	October 2, 2016 through December 31, 2016	January 1, 2016 through October 1, 2016
	(Unaudited)	(Unaudited)	(Unaudited)
Cash provided by (used in) operating activities	$396,473	$84,192	$(228,218)
Cash used for capital expenditures	(59,205)	(15,214)	(82,434)

Free cash flow	$337,268	$68,978	$(310,652)